Exhibit 99.1

DR. OLAF KARASCH NAMED PRESIDENT AND CEO
OF TOR MINERALS INTERNATIONAL

Corpus Christi, Texas, May 16, 2006 TOR Minerals International’s (Nasdaq: TORM) Chairman, Bernard Paulson, announced today that Dr. Olaf Karasch will become its President and CEO effective July 1, 2006.  Dr. Karasch currently is Executive Vice President of Operations for the Company.  The Company also announced that Mark Schomp has been promoted to Executive Vice President for Sales and Marketing.  Richard Bowers, who will be stepping down as President of the Company, will serve as a senior advisor to the new CEO and will remain a member of the Board of Directors.

In making the announcement, Mr. Paulson had this to say, “We appreciate the many years of dedicated service to the Company by Dick Bowers.  We are pleased that Dick has agreed to remain with the Company as a senior advisor to Dr. Karasch.”

Chairman Paulson added, Dr. Karasch has shown an ability to develop innovative products and processes in our business while successfully bringing those new products to the market.  As TOR moves in new products and market directions, we believe that Dr. Karasch’s energy and knowledge of our business which will translate into successful results at the bottom line.”

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

For Further Information Contact:

Bernard Paulson

361-883-5591 Ext. 25